Exhibit 99.1

Behringer Harvard Acquires Luxury Apartment

High-Rise in Downtown San Francisco

DALLAS, April 21, 2011 — Behringer Harvard announced today its acquisition of Argenta, a 20-story luxury apartment tower located at the junction of Polk and Market Streets in the heart of downtown San Francisco’s historic Civic Center district.

“It is rare to have an opportunity to acquire an asset of this caliber in San Francisco, which is one of the reasons we are pleased to acquire Argenta,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “In addition, the area immediately surrounding Argenta is positioned to benefit from a potential influx of high tech employers, representing significant upside potential for our investment.”

Argenta has been rated as a “Walker’s Paradise” by Walk Score®, a service that measures the walkability of any address in the largest cities of the United States. Only two blocks or less from Argenta are major downtown destinations including San Francisco’s City Hall, Opera House, and Civic Auditorium, as well as UN Plaza. Less than a mile northeast of Argenta is Westfield San Francisco Centre, a shopping mall with 170 upscale boutiques, fine restaurants and movie theaters. The mall is anchored by Bloomingdale’s and the second-largest Nordstrom store in the United States.

Directly across the street from Argenta is Market Square, which comprises 1.1 million square feet of office and retail space that occupies an entire city block and currently is in lease-up. Hayes Valley, a central San Francisco neighborhood a few blocks to the west of Argenta, is characterized by trendy fashion boutiques, SoHo-style art galleries, high-end interior-decorating shops, top-notch restaurants and hip nightspots.

Additional amenities within two blocks of Argenta are the BART light rail station and MUNI Metro bus stops providing easy access to San Francisco’s integrated public transportation network. The community site also offers outstanding access to Interstates 80 and 280, two of San Francisco’s primary traffic arteries with connections to the city’s major employment centers.

The construction of Argenta, which comprises 179 apartment homes, was completed in late 2008 at 1 Polk Street, and the community was first occupied in 2009. The tower offers amenities including a parking garage, a state-of-the-art fitness center, a conference room, a lounge for relaxing, a landscaped garden terrace and personal concierge services.

The homes at Argenta average 893 square feet. Residents may select units with one or two bedrooms and baths. The condo-quality interior finishes include nine- or ten-foot ceilings, floor-to-ceiling windows with custom window treatments and hardwood and tile floors. The kitchens feature brushed nickel hardware, stainless-steel appliances and CaesarStone® quartz countertops. All units include washers and dryers and select apartments offer walk-in closets.

This investment was made through a joint venture between Behringer Harvard Multifamily REIT I, Inc. and PGGM Private Real Estate Fund, an investment vehicle for Dutch pension funds. Including this most recent investment, the portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 35 multifamily communities in 13 states providing a total of 9,928 apartment homes.

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About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler	Jason Mattox
Behringer Harvard	Chief Administrative Officer
bmarler@behringerharvard.com	Behringer Harvard
469.341.2312	jmattox@behringerharvard.com
866.655.3600

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